[]	PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release 09-014

Contact:  Tony Tripodo

Date:  June 22, 2009 Title:  Chief Financial Officer

Helix Announces Share Repurchase Plan

Helix Energy Solutions Group (NYSE: HLX) announced today that it intends to purchase up to 1.5 million shares of the Company's common stock as permitted by the Company’s principal credit facility.  The Company’s Board of Directors has previously granted the Company the authority to repurchase shares of its common stock in an amount equal to any equity grants pursuant to the Company’s equity compensation plans.  The Company may continue to make purchases pursuant to this authority from time to time as additional equity grants are made under such plans.

The size, scope and timing of any purchases will be based on business, market and other conditions and factors, including price, regulatory and contractual requirements or consents, and capital availability.  The 1.5 million shares to be repurchased reflect prior equity awards made by the Company.

The share repurchase program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or by any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations.

The repurchase program does not require the Company to acquire any particular amount of common stock, and the program may be suspended, modified or discontinued at any time at the Company's discretion without prior notice.  Shares of stock repurchased under the program will be cancelled.

Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.  That business unit is a prospect generation, exploration, development and production company.  Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the company's Annual Report on Form 10-K for the year ending December 31, 2008.  We assume no obligation and do not intend to update these forward-looking statements.